Exhibit 99.2

June 17, 2019 PARTNERING TO CREATE A PREMIER FRANCHISE 1 Preliminary working draft

Important Information Cautionary Notes on Forward-Looking Statements This communication contains statements which, to the extent they are not statements of historical fact, constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. These forward-looking statements may include information about Prosperity Bancshares, Inc. (“Prosperity”) and LegacyTexas Financial Group, Inc. (“LegacyTexas”) possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s or Legacytexas' future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s and LegacyTexas’ loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s or LegacyTexas’ future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s or LegacyTexas’ operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement. The forward-looking statements are based on expectations and assumptions Prosperity and LegacyTexas currently believe to be valid. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many possible events or factors could adversely affect the future financial results and performance of Prosperity, LegacyTexas or the combined company and could cause those results or performance to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement, the outcome of any legal proceedings that may be instituted against Prosperity or LegacyTexas, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibili ty that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors generally, or specifically in the Dallas/Fort Worth area where LegacyTexas does a majority of its business and Prosperity has a significant presence, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those r esulting from the announcement or completion of the transaction, Prosperity’s ability to complete the acquisition and integration of LegacyTexas successfully, and the dilution caused by Prosperity’s issuance of additional shares of its common stock in connection with the transaction. Each of Prosperity and LegacyTexas disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on Prosperity, LegacyTexas and factors which could affect the forward-looking statements contained herein can be found in Prosperity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 and its other filings with the Securities and Exchange Commission (“SEC”), and in LegacyTexas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 and its other filings with the SEC. Additional Information about the Merger and Where to Find It In connection with the proposed merger of LegacyTexas into Prosperity, Prosperity will file with the SEC a registration statement on Form S-4 to register the shares of Prosperity common stock to be issued to the stockholders of LegacyTexas. The registration statement will include a joint proxy statement/prospectus which will be sent to the stockholders of LegacyTexas and shareholders of Prosperity seeking their approval of the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, LEGACYTEXAS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations, (281) 269-7199 and documents filed with the SEC by LegacyTexas will be available free of charge by directing a request by telephone or mail to LegacyTexas Financial Group, Inc., 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, (972) 578-5000. Participants in the Solicitation Prosperity, LegacyTexas and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Prosperity and LegacyTexas in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Prosperity and its directors and executive officers may be found in the defi nitive proxy statement of Prosperity relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 14, 2019, and other documents filed by Prosperity with the SEC. Additional information about LegacyTexas and its directors and ex ecutive officers may be found in the definitive proxy statement of LegacyTexas relating to its 2019 Annual Meeting of Stockholders filed with the SEC on April 12, 2019, and other documents filed by LegacyTexas with the SEC. These documents can be obtained free of charge from the sources described above. No Offer or Solicitation This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe fo r, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell an y securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer o f securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration o r qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a p rospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. 2

Merger Creates Significant Strategic and Financial Value

Further Strengthens Franchise Value	• Creates second largest Texas-headquartered bank by deposits, with $22.4 billion of deposits in Texas[1] • Pro forma assets of $31.7 billion[2] • Pro forma ROAA in the top quartile among U.S. banks $20 - $50 billion in assets for the most recent quarter • Increased scale better positions the combined company for future opportunities

Adds Scale in Dallas / Fort Worth	• Significantly enhances presence in the Dallas / Fort Worth MSA, the 4th largest in the U.S. by population with 7.6 million residents
	• Moves Prosperity from #20 to #6 by deposit market share in the Dallas / Fort Worth MSA overall[1]
	  • #2 Texas-headquartered bank by deposit market share in the Dallas / Fort Worth MSA[1]
	  • #1 bank by deposit market share in affluent Collin County (Plano and Frisco)[1]

Complementary Business Cultures	• Combines strong core deposit franchise of Prosperity with LegacyTexas' loan generating platform
	  • Improves Prosperity's loan / deposit ratio from 61% to 71%[3]
	  • Ability to replace higher-cost funding with core deposits
	• Complementary business lines improve operating leverage
	• Combined franchise to maintain rigorous risk management culture

Financially Attractive	• 2020 EPS accretion of ~10.3% assuming fully phased-in cost savings • Internal rate of return of ~20% • Prudent deployment of excess capital • Strong pro forma capital ratios

Source: S&P Global Market Intelligence. Financial data as of or for the quarter ending March 31, 2019
(1) FDIC deposit data as of June 30, 2018 and excludes non-retail as defined by S&P Global Market Intelligence. Pro forma excludes purchase accounting adjustments
(2) Excludes purchase accounting adjustments
(3) Pro forma excludes mortgage warehouse loans and purchase accounting adjustments

PROSPERITY BANCSHARES, INC.
LEGACYTEXAS FINANCIAL GROUP, INC.
3

Stronger Combined Franchise Largest Texas-Headquartered Bank by Deposits(5) Loans / Deposits Commercial Real Estate $31.7B 71% 2nd 36% Total Assets (2) Largest Texas-Headquartered Bank in Dallas / Fort Worth MSA by Deposits (5) Core Deposits(3) Consumer Real Estate $18.5B ~92% 2nd 22% Gross Loans Of Pro Forma Total Deposits in Dallas / Fort Worth MSA(5) Commercial & Industrial $24.3B ~9.6% ~37% 19% Deposits TCE / TA(4) Total Risk Based Capital Ratio(4) Construction & Development ~14.1% 11% 12% Other(6) Source: S&P Global Market Intelligence. Financial data as of or for the quarter ending March 31, 2019 (1) (2) (3) (4) (5) Excludes purchase accounting adjustments Excludes mortgage warehouse loans and purchase accounting adjustments Core deposits calculated as total deposits less jumbo time deposits as a percent of total deposits. Excludes purchase accounting adjustments Based on ~85% stock and ~15% cash consideration. Balance sheet estimated for December 31, 2019 transaction close and includes purchase accounting adjustments FDIC deposit data as of June 30, 2018 and excludes non-retail as defined by S&P Global Market Intelligence. Pro forma excludes purchase accounting adjustments Includes mortgage warehouse, agriculture, consumer and other loans (6) 4 Diversifies Loan Portfolio(1) Enhances Footprint Increases Scale and Capacity(1) Maintains Fortress Balance Sheet

Summary of Transaction • • 0.5280 shares of Prosperity and $6.28 cash for each LegacyTexas share Results in ~85% stock / ~15% cash • • $41.78 per share ~$2.1 billion in aggregate consideration • • • 9.3% premium to LegacyTexas’ closing price(2) 12.1x 2020E Consensus EPS(3) 2.16x TBV(4) • ~73% Prosperity / ~27% LegacyTexas • • • Kevin Hanigan (CEO & President of LegacyTexas) to become President and Chief Operating Officer at Prosperity Mays Davenport (EVP and CFO of LegacyTexas) to become EVP, Director of Corporate Strategy at Prosperity Scott Almy, Tom Swiley, Chuck Eikenberg and Aaron Shelby will hold senior management positions at Prosperity Bank • Prosperity to add three LegacyTexas representatives to the holding company board, increasing size to 14 • Q4 2019 (1) (2) (3) (4) Based on Prosperity’s closing price of $67.24 on June 14, 2019 Based on LegacyTexas’ closing price of $38.22 on June 14, 2019 Consensus estimate average of $3.44 2020E EPS per FactSet Based on LegacyTexas’ tangible book value per share of $19.35 for the quarter ending March 31, 2019 5 Anticipated Closing Board of Directors Deepens Management Bench Pro Forma Ownership Implied Transaction Multiples Transaction Value(1) Consideration

Overview of the LegacyTexas Franchise

LegacyTexas Branch Network


Frisco
McKinney
Plano
Dallas
Fort Worth
Arlington
LTXB
Collin County
City

Company Overview

- Founded in 1952, LegacyTexas is a commercially-oriented bank holding company headquartered in Plano, TX
  - The company is the result of a merger in 2015 between two Plano-based banks: ViewPoint Bank and LegacyTexas Bank
- Branch network of 42 locations spanning across 19 cities in North Texas
- LegacyTexas offers a full suite of services, including commercial banking, business banking, consumer banking and mortgage services

Financial Highlights

($millions)	as of or for the Quarter ended, 3/31/2019
Balance Sheet	
Assets	$9,346
Gross Loans (HFI)	8,052
Deposits	7,077
Shareholders' Equity	1,121
Loans / Deposits (1)	98%
Profitability	
Net Income	$29
ROAA	1.31%
ROATCE	12.5%
Net Interest Margin	3.89%
Efficiency Ratio	48.6%
Cost of Deposits	1.08%
Capitalization	
TCE / TA	10.28%
CET1 Ratio	10.92%
Tier 1 Leverage Ratio	10.98%
Total Risk Based Capital Ratio	13.39%
Asset Quality	
Nonperforming Assets / Loans & OREO	0.78%
Reserves / Loans	0.96%

Source: Company filings and S&P Global Market Intelligence. Financial data as of or for quarter ended March 31, 2019
(1) Excludes mortgage warehouse loans

PROSPERITY BANCSHARES, INC.
LEGACYTEXAS FINANCIAL GROUP, INC.
6

Creating One of the Largest Texas-Headquartered Banks

Pro Forma Branch Footprint



Tulsa
Oklahoma City
Lubbock
Frisco
Plano
Dallas
Midland
Fort Worth
Austin
Houston
San Antonio
PB
LTXB
Collin County
City

Source: S&P Global Market Intelligence
Note I: Institutions not headquartered in Texas are shown in grey
Note II: FDIC deposit data as of June 30, 2018 and excludes non-retail as defined by S&P Global Market Intelligence. Pro forma for pending acquisitions excluding purchase accounting adjustments

Pro Forma Deposit Market Share Summary - Texas

Rank	Institution (State)	No. of Branches	Deposits ($ millions)	Market Share (%)
1	JPMorgan Chase & Co. (NY)	559	$ 180,253	23.8%
2	Bank of America Corporation (NC)	364	121,074	16.0
3	Wells Fargo & Co. (CA)	628	72,633	9.6
4	BBVA	330	38,707	5.1
5	Cullen/Frost Bankers Inc. (TX)	146	26,091	3.4
	Pro Forma	**288**	**22,389**	**3.0**
6	Texas Capital Bancshares Inc. (TX)	12	20,432	2.7
7	Prosperity Bancshares Inc. (TX)	246	15,474	2.0
8	Zions Bancorp. NA (UT)	79	10,969	1.4
9	Comerica Inc. (TX)	122	9,149	1.2
10	Capital One Financial Corp. (VA)	80	9,130	1.2
14	LegacyTexas Financial Group Inc (TX)	42	6,915	0.9

Pro Forma Deposit Market Share Summary – Dallas / Fort Worth MSA

Rank	Institution (State)	No. of Branches	Deposits ($ millions)	Market Share (%)
1	Bank of America Corporation (NC)	139	$ 78,692	29.0%
2	JPMorgan Chase & Co. (NY)	216	59,976	22.1
3	Wells Fargo & Co. (CA)	178	19,688	7.3
4	Texas Capital Bancshares Inc. (TX)	7	16,056	5.9
5	BBVA	93	10,744	4.0
	Pro Forma	**73**	**8,250**	**3.0**
6	LegacyTexas Financial Group Inc (TX)	41	6,833	2.5
7	Cullen/Frost Bankers Inc. (TX)	38	6,817	2.5
8	NexBank Capital Inc. (TX)	3	5,164	1.9
9	Comerica Inc. (TX)	54	4,959	1.8
10	Independent Bk Group Inc. (TX)	33	4,540	1.7
20	Prosperity Bancshares Inc. (TX)	32	1,417	0.5

PROSPERITY BANCSHARES, INC.
LEGACYTEXAS FINANCIAL GROUP, INC.
7

Expands Presence in Strategically Key Markets

Dallas / Fort Worth Market Highlights

- Significant population growth supported by employment opportunities
  - The Dallas / Fort Worth population is expected to grow 7.7% from 2019 to 2024
- The Dallas / Fort Worth MSA is the 4th largest in the United States by population with 7.6 million residents
- Among the 15 largest metropolitan areas in the country, Dallas ranked 2nd in both the number of jobs added over the year and the annual rate of job growth

Collin County is a Solid Foundation for the Future

- With its close proximity to Dallas, Collin County is now leading North Texas in business investments
  - Ranked No. 3 in Texas and No. 7 in the nation for incoming investments
- Collin County was the 9th fastest growing county in Texas from 2010 to 2018, with affordability driving many of jobs to the area
  - Collin County is projected to have 2.4 million residents by 2050, more than three times its population in 2020
  - Median household income is $32.5 thousand above the national median household income of $57.7 thousand

Fortune 500 Companies

Headquarters to 22 Fortune 500 companies in 2018

ExxonMobil, AT&T, Energy Transfer, American Airlines Group, Tenet Health, Southwest, Kimberly-Clark, Fluor, HollyFrontier, Texas Instruments, JCPenney, Jacobs, GameStop, Dean Foods, Dr Pepper Snapple Group, Yum!, Celanese, D.R. Horton, Alliance Data, Builders FirstSource, Michaels, Vista Energy

Pro Forma Dallas / Fort Worth Footprint



Frisco
McKinney
Irving
Plano
Fort Worth
Arlington
Dallas
PB
LTXB
Collin County
City

Source: Bureau of Labor Statistics, S&P Global Market Intelligence, DFW Jobs, US News, BizJounals.com, Dallasnews.com, and TexasTribune. References to Dallas refer to the Dallas – Fort Worth – Arlington MSA

PROSPERITY BANCSHARES, INC.
LEGACYTEXAS FINANCIAL GROUP, INC.
8

Attractive Loan and Deposit Mix Loans: Agriculture Mortgage Warehouse 4% 6% Consumer and other 2% CRE 36% Consumer and other 3% Consumer and other Mortgage Warehouse 13% Agriculture 7% 1% CRE 34% C&D 3% CRE 39% C&D 11% C&D 16% $10.4B Yield: 5.08% $8.1B Yield: 5.38% $18.5B Yield: 5.21% C&I 19% C&I 26% C&I 14% Consumer RE 26% Consumer RE 18% Consumer RE 22% Deposits: Jumbo time 8% Jumbo time 19% Noninterest Bearing 33% Jumbo time 3% Noninterest Bearing 25% Retail time 8% Noninterest Bearing 31% Retail time 9% Retail time 9% $17.2B Cost: 0.58% $7.1B Cost: 1.08% $24.3B Cost: 0.73% NOW & Other 16% NOW & Other 12% NOW & Other 15% MMDA & savings 35% MMDA & savings 38% MMDA & savings 39% Source: S&P Global Market Intelligence Note: Excludes purchasing accounting adjustments in pro forma. Financial data as of or for quarter ending March 31, 2019 (1) Excludes mortgage warehouse loans 9 Loans / Deposits: 61%Loans / Deposits(1): 98%Loans / Deposits(1): 71%

Key Merger Assumptions

Standalone Earnings per Share	• Prosperity 2020 consensus estimate of $5.05 per share[(1)] • LegacyTexas 2020 consensus estimate of $3.44 per share[(1)]
Synergies	• Cost savings of 25% of LegacyTexas' non-interest expense base (with 50% phase-in during 2020 and 100% thereafter) • No revenue synergies modeled
Core Deposit Intangible	• 2.0% core deposit intangible, amortized over 10 years using straight-line methodology
Credit Mark	• Pre-tax gross credit mark of 2.2% of LegacyTexas' gross loans or $175 million ($97 million net of loan loss reserve) • 2.3x LegacyTexas' loan loss reserve[(2)]
Estimated Merger and Integration Costs	• $60 million pre-tax one-time expenses • Fully reflected in pro forma tangible book value per share at closing

Due Diligence	• Comprehensive due diligence review on key focus areas: Credit Quality, Compliance, Risk Technology, Operations, Legal and Regulatory
	• 67% of LegacyTexas' loan portfolio was reviewed by Prosperity's experienced internal credit team
	  • 90% of loans over $3 million in size
	  • 100% of energy loans
	  • 100% of loans rated watch or lower

(1) Average consensus estimates per FactSet
(2) Financial data as of or for the quarter ending March 31, 2019

PROSPERITY BANCSHARES, INC.
LEGACYTEXAS FINANCIAL GROUP, INC.
10

Transaction Multiples and Financial Impact Illustrative Source: S&P Global Market Intelligence (1) (2) (3) (4) (5) Based on LegacyTexas’ closing price of $38.22 on June 14, 2019 Based on LegacyTexas’ tangible book value per share of $19.35 for the quarter ending March 31, 2019 Includes major-exchange traded U.S. banks with $20-$50 billion in assets. Financial data as of or for the quarter ending March 31, 2019 Balance sheet estimated for December 31, 2019 transaction close and includes purchase accounting adjustments unless stated otherwise Excludes mortgage warehouse loans and purchase accounting adjustments 11 $20-$50B asset banks(3) MedianTop Quartile Balance Sheet and Capital (at close)(4) Loans / Deposits(5) Tangible Common Equity / Tangible Assets CET1 Ratio Total Risk Based Capital Ratio ~71% ~9.6% ~13.1% ~14.1% 94%96% 8.7%9.3% 10.8%12.3% 12.8%13.8% Stock Consideration Market Premium(1) Price/Tangible Book Value(2) Price/2020E Earnings 2020 EPS Accretion (50% Phased-in Synergies) 2020 EPS Accretion (100% Phased-in Synergies) TBVPS Dilution at Close TBVPS Crossover Earnback ~85% 9.3% 2.16x 12.1x 6.6% 10.3% (9.7)% ~4.5 years 100% 2.9% 6.5% (4.7)% ~3.5 years

Prosperity Bancshares, Inc. Total Shareholder Return Total shareholder return driven by our organic growth and successful M&A strategy. Prosperity has completed 27 M&A transactions since 2000. Commercial Bancshares, Inc. Liberty Bank The Bank Arlington 11 1 21 2 3 4 5 6 +1,028% 7 8 9 10 7 10 11 13 26 27 1 2 4 6 14 16 23 19 21 24 25 5 9 20 8 +202% +189% 1/3/2000 1/3/2002 1/3/2004 1/3/2006 1/3/2008 1/3/2010 1/3/2012 1/3/2014 1/3/2016 1/3/2018 Prosperity (+1,02 8%) KBW Regional Bank Index (+202%) S&P 50 0 (+189%) Source: S&P Global Market Intelligence and Bloomberg 12 First State Bank of North Texas20 East Texas Financial Services, Inc. 22 3 12 15 1 7 1 8 Texas Guaranty Bank, N.A.12 Village Bank and Trust22American State Financial Corp. First State Bank13 FirstCapital Bankers, Inc.23Community National Bank Paradigm Bancorporation, Inc.14 Grapeland Bancshares, Inc.24Coppermark Bancshares Southwest Bank Holding Company15 SNB Bancshares, Inc.25First Victoria National Bank Corp. First National Bank of Bay City16 Texas United Bancshares, Inc.26F&M Bancorporation Inc. Abrams Centre Bancshares, Inc.17 The Bank of Navasota 27Tradition Bancshares, Inc. BankDallas SSB18 1st Choice Bancorp, Inc. Mainbancorp19 Texas Bankers, Inc.

Transaction Rationale 13 Attractive Financial Benefits for Shareholders Efficient Use of Excess Capital While Remaining Well-Positioned for Future Growth Deepens Management Bench and Talent Throughout the Company Complementary Business Models Creates a Leading Bank, with Profitability in the Top Quartile of U.S. Regional Banks Adds Scale in the Dallas / Fort Worth Market